Exhibit 10.1

OPTICAL CABLE CORPORATION

10b5-1 REPURCHASE AGREEMENT

This 10b5-1 Repurchase Agreement (this “Repurchase Agreement”) is dated as of November 1, 2011, between Optical Cable Corporation, a Virginia corporation (the “Company”), and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, a Virginia limited liability company. (“Broker”).

WHEREAS, the Company desires to repurchase shares of its common stock (the “Stock”) in the open market and in private transactions; and

WHEREAS, the Company desires to engage the Broker to effect repurchases of shares of Stock in accordance with this Repurchase Agreement;

NOW, THEREFORE, the Company and the Broker hereby agree as follows:

1.	Repurchases

A. Subject to the Company’s continued compliance with Section 2 hereof, the Broker shall (i) effect a purchase or purchases (each, a “Purchase”) of up to 200,000 shares of the Stock (the “Total Plan Shares”) as set forth in Attachment 1, and (ii) effect each Purchase in accordance with the trade parameters and trade order set forth in Attachment 1.

Attachment 1 may be amended from time to time by Company with any such amendment being effective as soon as possible immediately following receipt by Broker, but in no event later than the next business day. Any such amendment shall be delivered by email or by fax from the President, Chief Financial Officer or any employee designated by either to Broker. If delivered by fax, such fax shall be transmitted to (804-649-0597), Attention: Reid Buford. If delivered by email, such email shall be delivered to rburford@bbandtcm.com.

B. Purchases may be made in the open market or through privately negotiated transactions. The Broker shall comply with all applicable requirements of Rule 10b-18 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), specifically the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Exchange Act, in connection with Purchases of Stock in the open market pursuant to this Repurchase Agreement. The Company agrees not to take any action that would cause Purchases not to comply with Rule 10b-18, Rule 10b5-1 or Regulation M.

C. Broker agrees to actively assist Company, under the direction of the Company’s President or Chief Financial Officer, by approaching its shareholders to determine whether any interest exists to sell Stock in private transactions to the Company. Broker shall provide Company with quarterly reports indicating the results of such interest and shall assist Company in accordance with all applicable requirements set for under Section 1B hereof in effectuating such private sales to the Company.

2.	Commission and Fees

The Company shall pay to the Broker a commission of $.02 cents per share of Stock repurchased pursuant to this Repurchase Agreement. In addition, the Company shall pay to the Broker the DWAC fee for the transfer agent. In accordance with the Broker’s customary procedures, the Broker will deposit shares of Stock purchased hereunder into an account established by the Broker for the Company against payment to the Broker of the purchase price therefor and commissions and other amounts in respect thereof payable pursuant to this Section. The Company will be notified of all transactions pursuant to customary trade confirmations.

3.	Term of the Repurchase Agreement

A. This Repurchase Agreement shall become effective immediately and shall terminate upon the first to occur of the following:

(i)	the ending of the Trading Period, if any, as set forth in Attachment 1;

(ii)	the purchase of the number of Total Plan Shares pursuant to this Repurchase Agreement;

(iii)	the end of the second business day following the date of receipt by the Broker of notice of early termination signed by the Company’s President or Chief Financial Officer, delivered to the Broker by fac, transmitted to (804-649-0597), Attention: Reid Buford;

(iv)	the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Company to authorize or commence any of the foregoing;

(v)	the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Stock would be exchanged for or converted into cash, securities or other property; or

(vi)	the failure of the Company to comply with Section 2 hereof.

B. Sections 2 and 13 of this Repurchase Agreement shall survive any termination hereof. In addition, the Company’s obligation under Section 2 hereof in respect of any shares of Stock purchased prior to any termination hereof shall survive any termination hereof.

4.	Market Disruptions and Restrictions

The Company understands that the Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to the Broker or otherwise. If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to the Broker or any other event, such Purchase shall be cancelled and shall not be effected pursuant to this Repurchase Agreement.

5.	Representations of Company

The Company represents and warrants, on the date hereof and on the date of any amendment hereto, that:

A. it is not aware of material, nonpublic information with respect to the Company or any securities of the Company (including the Stock);

B. it is entering into or amending, as the case may be, this Repurchase Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws; and

C. its execution of this Repurchase Agreement or amendment hereto, as the case may be, and the Purchases contemplated hereby do not and will not violate or conflict with the Company’s certificate of incorporation or bylaws or, if applicable, any similar constituent document, or any law, rule, regulation or agreement binding on or applicable to the Company or any of its subsidiaries or any of its or of their property or assets.

6.	Rules 10b5-1 and 10b-18

It is the intent of the parties that this Repurchase Agreement comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Rule 10b-18 under the Exchange Act, and this Repurchase Agreement shall be interpreted to comply with the requirements thereof.

7.	Notification and Indemnification

The Company shall, on the business day prior to the intended date of such purchase, notify the Broker of the intention on the part of any affiliated purchaser, as defined in Rule 10b-18, of the Company to purchase the Stock on any day if such purchase is to be effected otherwise than through the Broker pursuant to this Repurchase Agreement and the Broker shall refrain from purchasing any Stock hereunder on the day following receipt of such notice. The Company shall be solely responsible for any purchases made by the Broker as the Company’s agent prior to the Broker’s receipt of such written notice. Notwithstanding the foregoing, if the Broker receives such notice, the

Broker may nevertheless be entitled to make, and the Company shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice is received by the Broker. The Company shall be solely responsible for notifying the Broker of any purchases of the Stock by any such affiliated purchaser, and, without limiting the generality of Section 14 hereof, the Company agrees to indemnify and hold harmless the Broker for any failure to so notify the Broker or any error in any such notification. The Company also acknowledges that any action that it takes that causes or influences any such affiliated purchaser to purchase the Stock may cause the Daily Share Purchase Amount to be reduced.

8.	Exclusive Agreement

At the time of the Company’s execution of this Repurchase Agreement, the Company has not entered into a similar agreement with respect to the Stock. The Company agrees not to enter into any such agreement while this Repurchase Agreement remains in effect.

9.	Compliance

Except as specifically contemplated hereby, the Company shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Company and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

10.	Applicable Law

This Repurchase Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to its conflicts of laws provisions), and may be modified or amended only by a writing signed by the parties hereto.

11.	Authorization of Program

The Company represents and warrants that the transactions contemplated hereby are consistent with the Company’s publicly announced stock repurchase program (“Program”) and said Program has been duly authorized by the Company’s Board of Directors.

12.	Stock Splits

The number of Total Plan Shares, other share amounts and prices, if applicable, set forth in section 1(a) shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Company that occurs during the term of this Repurchase Agreement.

13.	Authority; Influence and Control

Except as contemplated by Section 1.A. and Section 3.A. iii. of this Repurchase Agreement, the Company acknowledges and agrees that it will have limited authority, influence or control over any Purchase effected by the Broker pursuant to this Repurchase Agreement and the Company will not attempt to exercise any authority, influence or control over Purchases. The Broker agrees not to seek advice from the Company with respect to the manner in which it effects Purchases under this Repurchase Agreement.

14.	Indemnification

The Company agrees to indemnify and hold harmless the Broker and its affiliates and their officers, directors, employees and representatives against any loss, claim, damage or liability, including legal fees and expenses, arising out of any action or proceeding relating to this Repurchase Agreement or any Purchase, except to the extent that any such loss, claim, damage or liability is determined in a non-appealable determination of a court of competent jurisdiction to be solely the result of the indemnified person’s willful misconduct or gross negligence.

15.	Counterparts

This Repurchase Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have signed this Repurchase Agreement as of the date first written above.

BB&T Capital Markets, a division of Scott & Stringfellow, LLC		Optical Cable Corporation

/s/ Reid Buford		/s/ Tracy G. Smith
By:	Reid Buford	By:	Tracy G. Smith
Its:	Senior Vice President, Corporate Services	Its:	Senior Vice President and Chief Financial Officer